Project Charlie Discussion Materials June 29, 2004

General Assumptions The purpose of this presentation is only to preview a series of hypothetical investment alternatives for CEI to provide general background to senior executives of CEI. This presentation does not present or recommend any investment alternative as a definitive undertaking that should be pursued by CEI. Accordingly, no investment alternative is being presented as a preferred investment alternative that should be pursued by CEI. This presentation has been prepared by Citigroup Global Markets, in reliance on information provided by CEI. No other person has participated in the development of this presentation, and where the description of some investment alternatives indicate the involvement of one or more persons in addition to CEI, such involvement is shown only for illustrative purposes. 1

Table of Contents Transaction Structure Decisions and Timing Financing Considerations 2

1. Transaction Structure

Overview Papa - a purchase of outstanding shares from the public Charlie - technically a recapitalization One-Step Merger with parent, or; Recapitalization Two-Step Papa tenders for Charlie shares Follow-on merger to purchase remaining shares Cash - funded largely through additional borrowings Refinancing - in addition, may need to refinance certain debt instruments Offeror Process Consideration 3

Purchasing Entity Typically the Parent Papa or Charlie Time to Complete 4-5 Months Same Legal Framework Entire fairness doctrine Fair Price Fair Process Same Formation of Special Committee Rare not to have Yes - comprised of Independent Directors Conditions to Consummating Deal Special Committee approval, or; Special Committee may insist on "Majority of Minority" vote of the Class A shareholders Special Committee approval, or; Approval of the majority of the minority Class A shareholders Process Requirements Negotiations with Special Committee and subsequent shareholder vote Same Benefits Special Committee approval Avoids negotiation in public forum More flexibility regarding whether Papa or Charlie makes the offer Considerations Delaware Entire Fairness Doctrine Special Committee primary voice of shareholders Risk of leaks Market test of pricing limited Lack of timing discipline Same One-Step Merger Typical Process Papa / Charlie 4

Purchasing Entity Parent Papa Time to Complete 2-3 Months Same under most conditions Legal Framework Delaware law distinguishes between going-private mergers and unilateral tender offers Tender offers that meet non-coercive standard not subject to Entire Fairness Same Formation of Special Committee Advisable, but not necessary Form Special Committee consisting of Independent Directors Conditions to Consummating Deal 90% ownership for short-form merger "Majority of Minority" tender Non-coercive 90% ownership for short-form merger Non-coercive "Majority of Minority" tender Approval from Special Committee, or; Approval of a majority of the minority Class A shareholders post-tender Process Requirements Unilateral offer Approach Special Committee before launch of offer Query as to proceeding with tender offer prior to Special Committee approval Benefits Puts choice in the hands of shareholders Timing discipline by announcing intention, then commencing unilateral offer Flexibility to negotiate with Special Committee is maintained Pricing discipline Same Considerations Uncertainty of reaching 90% Litigation risk remains, but is reduced PR risks Requires full disclosure and non-coercive Same, and; either Special Committee approval or Independent Directors call special meeting and seek majority of minority Reliant on majority of the minority vote of the shares not tendered if Special Committee does not approve Two-Step Merger Typical Process Papa / Charlie 5

Business Combination Charter Provision Overview General Requirement Exceptions Based on the definition of "Business Combination" in Charlie's charter, either a one- or two-step going private transaction would qualify as a Business Combination If no Special Committee approval, Business Combination Requirement: Vote of 80% or more of all voting stock, and; Vote of majority of the minority Exceptions to 80% requirement: The Business Combination has been approved by a majority of the Independent Directors, or; If (a) through (d) are met: Offered value for common stock equal or greater than the higher of: Offered value for Charlie securities other than common stock equal or greater than the highest of: Consideration offered to holders of common and capital stock be in cash or the same form a related person has previously paid for shares Highest per share price paid by Related Party within 18 months prior to announcement of a transaction, or in a transaction in which it became a Related Party, or; The Fair Market Value per share, which is based on the average closing price of the common stock for the 30 days prior to the announcement of the transaction Highest per share price paid by Related Party within 18 months of proposed transaction; or The redemption price or liquidation value of each class of non-common capital stock; or Fair Market Value of each class of non-common stock 6

One-Step Two-Step Process Interplay of Business Combination Provision Papa negotiates with the Special Committee to work toward signing a merger agreement Transaction then subject to shareholder vote when a simple majority of the Class A common stock needs to vote in favor of the transaction Merger agreement could be made subject to a majority of the minority as additional validation of what the Special Committee negotiated Special Committee consisting of Independent Directors is practical requirement Support of the Special Committee can be gained prior or following launch. Support is typically gained post-launch 88% of recent Special Committees in going private transactions eventually recommended the transaction (the remaining 12% adopted a neutral position) If Special Committee support is not gained, back-end merger will require a special meeting called by the Independent Directors and the vote will be subject to a majority of the minority of the shares that have not tendered 7

One Step Merger vs Two Step Tender Merger Finalize Proposal Stage 1 Stage 2 Stage 3 Stage 4 Common Action Stage 5 Close Special Committee formed <90% shares Two-Step Tender Offer Gain S.C. Support Do not Gain S.C. Support One-Step Merger Long form Merger Distribute proxies; Share-holder vote Negotiate with Special Committee Inform target of parent's intentions/ Launch Launch Tender Approach target with proposal Could negotiate with Special Committee and get agreement pre-launch Tender Offer Tender Offer <90% shares Short Form Merger Short Form Merger Subject to Majority of the Minority Vote at special meeting of shareholders 8

Summary Timetable Week Going Private: Two Step (a) Prepare / Launch Tender (TO/14-D1) (Can announce and launch later) Tender Extended If Necessary (2 weeks) 12 Weeks Target Must Respond (14-D9) (2 weeks) Tender Continue to Remain Open (+2 weeks) Going Private: One Step Prepare / Approach Board Board Meetings/ Executive Merger Agreement Issue Press Release File 8-k (2 weeks) File Proxy and Receive Comments Definitive Proxy Statement Mailed to Shareholders (4 weeks) Share- holder Vote Special Committee formed / Negotiate 21 Weeks 2 Weeks 6/29 7/5 7/12 7/19 7/26 8/2 8/9 8/16 8/23 8/30 9/6 9/13 9/27 9/20 10/4 10/11 10/18 10/25 11/1 11/8 11/15 11/23 Revise Draft Proxy File Docs with Delaware Sec. of State / Close (a) If approval of special committee is not gained, the Independent Directors will be asked to call a special meeting to vote on the merger of the remaining shares not tendered. This could extend the timetable by 2-3 months. Spec. Cmte. Gets Orga- nized 9

Hypothetical Process Papa prepares an offer to purchase the remaining shares of Charlie Offeror Two-step transaction structure with tender offer commenced within five buisness days after announcement Process Contact Independent Directors on Friday after market close regarding intentions and encourage formation of Special Committee Make public announcement of intentions on Monday prior to market opening Entertain discussion with Special Committee prior to launch of the tender Commence Tender Offer 5 to 10 business days following the Monday public announcement Continue discussions with the Special Committee in anticipation of initial formal response of Special Committee 10 days business following commencement of the Tender Offer Timing Structured Tender Offer to be non-coercive (In Re Pure Resources) It is subject to a majority of the minority tender condition The majority stockholder commits to consummate a prompt merger at the same price if it acquires more than 90% of the shares The majority stockholder has made no retributive threats Tender Offer 10

Charlie Shareholders 11

Potential Holder Reactions Capital Research & Mgm. $585 3.5% Economically driven / being held in Growth Fund of America / will do the right thing for the fund Barclays Global 362 2.2 Indexers Capital Guardian Trust 221 1.3 Growth at a reasonable price / will do right thing for fund Wellington 177 1.1 May continue to hold it / will do right thing for fund Transamerica 169 1.0 Insurance / will do what market tells them to do MFS 169 1.0 Holds in a variety of funds / growth at a reasonable price / net seller Thrivent 167 1.0 Unclear Lord, Abbett 156 0.9 Recent buyer in size / smart long-term investors Janus 127 0.8 Recent performance weak / will take a profit Alliance 123 0.7 Net seller / getting out of cable Vanguard 116 0.7 Indexer State Street 110 0.7 Indexer Goldman Sachs Asset Mgmt. 107 0.6 Net seller in size / growth at a reasonable price Waddell & Reed 100 0.6 Net seller / will continue to sell / in Advisors Core Investment Fund Invesco 89 0.5 Unclear Fidelity Mgmt. 82 0.5 Selling across the board / position in Magellan / tiny position relative to fund size Eubel Brady 78 0.5 Unclear Strong Capital Mgmt. 74 0.4 Net seller across the board CalPERS 64 0.4 Indexer Suntrust 57 0.3 Unclear Holder Characteristic / Potential Reaction, etc. $ Value % Ownership* Notes: Values based on closing Charlie share price of $28.36, as of June 28, 2004 * Represents aggregate economic interest in Charlie. 12

Share Tender Analysis 13

Precedent Minority Squeeze-Out Transactions Cash Versus Stock Negotiated Versus Unilateral Special Committee Recommendation Offer Premium THE CHARTS BELOW SUMMARIZE THE DATA ON PRECEDENT MINORITY SQUEEZE OUTS ABOVE $50 MILLION IN TOTAL VALUE OCCURING BETWEEN 1/1/2000 AND TODAY 14

Precedent Minority Squeeze-Out Transactions 15

2. Decisions and Timing

Decisions to be Taken Which Company Makes the Offer Selection of Going Private Structure: One- vs. Two-Step Timing of and Approach to Special Committee Financing Alternatives: Choice of Which Balance Sheet Potential Asset Dispositions: Selection and Timing Approach to Bill Gates Prior to Announcement? Communication Plan 16

Detailed Illustrative Timing: One Step Structure June 29 Make key decisions regarding structure, financing and process Papa counsel prepares Schedule 13D amendment Papa begins to arrange financing with banks Due diligence list reviewed by Company July 1 - 5 Order DTC run Review shareholder information Banker due diligence Draft letter to Charlie board July 5 - 9 Initiate discussions with Gates Prepare Board materials Obtain Papa Board approval July 12 Papa approaches Charlie board with commitment letter from banks Papa files Schedule 13D amendment July 14 Charlie Board appoints Special Committee of independent directors to negotiate terms Special committee engages its own legal counsel and financial advisors July 19 Buyer and special committee of Charlie board negotiate transaction terms and merger agreement Special committee financial advisor meets with Charlie management and special committee to discuss valuation and fairness considerations August 2 Papa counsel prepares second Schedule 13D amendment Charlie begins to prepare draft proxy statement (including required disclosure under SEC's going private rules) August 7 Special committee financial advisor delivers presentation to the special committee regarding the fairness of the merger consideration to Charlie's unaffiliated stockholder each approve merger agreement Papa and Charlie execute merger agreement Parties issue joint press release announcing transaction Charlie files 8-K announcing signing of merger agreement Papa files second Schedule 13D amendment August 21 Obtain financing commitment Charlie files preliminary proxy statement with SEC Submit any applicable regulatory filings (e.g., Hart-Scott-Rodino notification) October 1 Receive SEC comments, if any, on proxy statement (Note: if the SEC indicates that they plan to review the proxy statement (which usually will occur if subject to going private rules), subsequent actions in this timetable may be delayed) Timing Events 17

Detailed Illustrative Timing: One Step Structure (cont'd) October 15 Charlie and Papa revise and finalize definitive proxy statement Set special meeting date, hour and location and notify relevant stock market Charlie files definitive proxy statement Charlie mails definitive proxy statement to its stockholders (the proxy statement must be mailed not less than 20 business days before the date of the stockholder meeting pursuant to the proxy rules if publicly filed documents incorporated by reference) Finalize bank loan documentation November 15 Meeting of Charlie's stockholders Execution and closing of bank loan documentation Closing of merger agreement File certification of merger with Delaware secretary of state Merger becomes effective upon such filing Charlie files 8-K announcing completion of merger Notify NYSE for delisting File notice with SEC deregistering Charlie common stock After Completion of Merger Resolve any pending appraisal action filed by former Charlie common stockholders Timing Events 18

Detailed Illustrative Timing: Two Step Structure June 29 Make key decisions regarding structure, financing and process Papa counsel prepares Schedule 13D amendment Papa begins to arrange financing with banks Due diligence list reviewed by Company Papa counsel begins preparing offer documents July 1 Order DTC run Review shareholder information Financing due diligence July 5 - 9 Prepare Board materials Obtain financing commitment Obtain Papa Board approval July 9 Contact Charlie independent directors Finalize bank loan documentation Inform Gates of intentions July 12 Papa issues press release announcing decision to take Charlie private for cash at a specified price Papa files Schedule TO-C with press release announcing intention to commerce tender offer (Schedule TO-C may also serve as amendment to any existing Schedule 13D of Papa) Board appoints a special committee of independent directors to evaluate tender offer proposal Special committee engages its own legal counsel and financial advisors Execution and closing of bank loan documentation July 19 Papa issues press release announcing commencement of tender offer to take Charlie private for cash at a specified price Papa files Schedule TO-T (Schedule TO-T used to satisfy compliance with SEC going private rules, if applicable) and distributes offer materials to Charlie shareholders Publish tender offer advertisement Submit any applicable regulatory filings (e.g., Hart-Scott-Rodino notification) July 30 Charlie must file Schedule 14D-9 within 10 business days of commencement of the tender offer Prior to filing Schedule 14D-9 Special Committee must decide whether to recommend in favor of or against tender offer, or elect to remain neutral or take no position on whether Charlie stockholders should tender their shares (Note: the SEC interprets a favorable recommendation as engaging in the transaction) Receive SEC Comments, if any, on Schedule TO-T Tender offer may be required to remain open for additional days depending on nature and time of amendments to Schedule TO-T to accommodate SEC comments August 13 Tender offer can close subject to receipt of necessary regulatory approvals and any required extension for material amendments to the Schedule TO-T If Papa changes the offer price, the offer must be extended for 10 business days from the date the new offer price is announced Timing Events 19

Detailed Illustrative Timing: Two Step Structure (cont'd) Upon Closing of Tender Offer (September 1) (a) Papa adopts resolution approving short-form merger File certificate of ownership and merger wit Delaware Secretary of State Short-form merger becomes effective upon such filing Notify NYSE for delisting File notice with SEC deregistering Charlie common stock Within 10 Days of Completion of Merger Disseminate information statement to remaining Charlie common stockholders notifying them of completion of the short-form merger and the right to receive appraised value of their shares. Timing Events (a) Assumes Special Committee approval. Without Special Committee approval, a special shareholders meeting needs to be called to effect the short-form merger which requires obtaining a majority of the minority Class A common holders to vote in favor of the merger. This could add 2-3 months to the process. 20

3. Financing Considerations

Finance Entirely at Charlie Finance Entirely at Papa Financing Alternatives Benefits Considerations Protects other Papa asset Ties incremental indebtedness directly to investment Established public registrant and will remain so unless Charlie public debt refinanced Papa can contribute capital (from additional Papa borrowings and Papa asset sales as equity) as desired Systems already in place for reporting requirements and investor relations Stronger credit profile at pro forma entity High free cash flow from non-Charlie can be used to reduce overall indebtedness Diversity of assets and cash flow will be viewed favorably by capital providers and credit agencies Free cash flow from Charlie can be used for other corporate purposes All Papa assets will be encumbered with additional indebtedness Pro forma leverage levels appear to move Papa to a strong high yield credit Likely to need access to public capital markets to ensure adequate funding In most, if not all cases, likely to require additional disclosure Raising $10 billion of capital at Papa likely to required increased contact with debt investors by Papa management Less cash flow than at combined entity Current leverage levels appear to push Charlie into high yield on a purely quantitative basis Best alternative combines financing at both Papa and Charlie 21

Financing Alternatives Scorecard Charlie Financing Entity Papa Financing at Papa trades the potential for investment grade ratings against ongoing disclosure at Papa and greater financial risk However, an intermediate solution may be possible is Papa is willing to use its balance sheet but prefers not to become a public filer Intermediate solution can be structured in a variety of ways, involving temporary guarantees, asset sales and / or bank debt 22

Papa Current Structure Charlie Holdings Inc. Charlie Inc. Credit Facility/CP Issuer of Senior Notes Charlie Classic Cable Inc. Legacy Senior Notes Papa PCS(a) Issuer of PCS Loans Papa Inc. Credit Facility / CP Issuer of Private Placement Notes Total Debt (mm) Leverage Comments $2,369 / 9,105 2.9x / 2.8 Credit facility has maximum leverage of 5.0x for Papa and its Restricted Subsidiaries Credit facility prohibits investments in Unrestricted Subsidiaries if leverage greater than 4.5x -- -- $6,736 2.8x Credit facility has maximum leverage of 5.0x for Charlie and its Restricted Subsidiaries Charge of control in bond indenture requires successor to be domiciled in U.S. and no event of default to have occurred $190 NA Note: Reflects capitalization as of 3/31/04 for Papa (excl. CCI & CXR) and estimated 6/30/04 for Charlie (a) Location of Papa PCS Loans with collars of $96.9 million, which are not included in Papa restricted 23

Illustrative Financing: Alternative A Papa Inc. Charlie Holding Inc. Charlie Holding Inc. All financing issued by Charlie Papa provides [guarantee and pledge of stock], both of which disappear once Charlie reaches investment grade Demonstrates support for credit to both investors and rating agencies [Does not require Papa to refinance any debt] Does not require Papa to publicly disclose statements Provides guarantee and pledge of stock until certain conditions are met Must repay existing credit facility / CP Issuer of new credit facility and senior notes 24

Illustrative Financing: Alternative B Papa Inc. Charlie Holding Inc. Charlie Holding Inc. Draws on existing credit facility or refinances credit facility Invests cash in Charlie Inc. Must repay existing credit facility / CP Issuer of new credit facility and senior notes Financed mostly at Charlie Papa invests equity in Charlie Draw on existing credit facility, subject to 4.5x leverage covenant for investments or Refinance credit facility Utilizes Papa's balance sheet and cash flows without requiring public disclosure Note: Drawing greater 50% of Papa's credit facility would incur a 12.5 bp increase in the Margin Percentage implied based on the credit rating. 25

Key Considerations Regarding Existing Indebtedness Charlie Finance Entirely at Papa Credit Facility Maximum leverage ratio of 5:1 (Company and Restricted Subsidiaries) Minimum interest coverage of 2:1 Margin percentage increased by 12.5 bps if aggregate of outstanding Loans and LC Exposure exceed 50% of aggregate Commitments Leverage Ratio based on LQA EBITDA Senior Notes Change of control allowed subject to Reporting requirement continue based on rules and regulations from SC Credit Facility Maximum leverage ratio of 5:1 (Company and Restricted Subsidiaries) Minimum interest coverage of 2:1 Margin percentage increased by 12.5 bps if aggregate of outstanding Loans and LC Exposure exceed 50% of aggregate Commitments Leverage Ratio based on LTM EBITDA An Investment in any Unrestricted Subsidiary is prohibited if, after giving effect thereto, the Leverage Ratio on a pro forma basic would have exceeded 4.5:1 Private Placements [To come] Survivor being a corporation organized and existing in any US state of DC and No event of default occurs 26

Charlie Finances (Sources & Uses) Sources & Uses ($ in millions, except per share) The following sources & uses scenarios assume varying purchase prices for 100% of Charlie's public float Note: Does not consider a refinancing of Charlie's public debt which totaled approximately $6.4 billion (excluding revolver / CP, which is assumed to be refinanced. 27

Charlie Finances (Pro Forma Capitalization) Capitalization ($ in millions, except per share) The following capitalization scenarios assume varying purchase prices for 100% of Charlie's public float 28

Charlie Finances (Projected Paydown) 10% Premium ($ in millions, except per share) 20% Premium 29

30% Premium ($ in millions, except per share) 40% Premium Charlie Finances (Projected Paydown) 30

Charlie Finances (Credit Impact) ($ in millions, except per share) 10% Premium 20% Premium 40% Premium 30% Premium 31

Papa Finances (Sources & Uses) Sources & Uses ($ in millions, except per share) The following sources & uses scenarios assume varying purchase prices for 100% of Charlie's public float Note: Does not consider a refinancing of Charlie's public debt which totaled approximately $6.4 billion. 32

Papa Finances (Pro Forma Capitalization) Capitalization ($ in millions, except per share) The following capitalization scenarios assume varying purchase prices for 100% of Charlie's public float Note: Represents estimated 6/30/04 debt for Charlie and 3/31/04 actual debt for Papa. 33

Papa Finances (Projected Paydown) 10% Premium ($ in millions, except per share) 20% Premium 34

Papa Finances (Projected Paydown) 30% Premium ($ in millions, except per share) 40% Premium 35

Repurchase of Entire Float - Papa Finances (Credit Impact) ($ in millions, except per share) 10% Premium 20% Premium 40% Premium 30% Premium 36

How Much Capital Could Be Required? Charlie Papa & Charlie 37

Debt Repayment Sensitivity - Papa & Charlie Total Debt / EBITDA: Charlie Total Debt / EBITDA: Papa 38

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